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


-------------------

      FORM 4

-------------------

[  ] Check box if no longer
     subject to Section 16.                                    U.S. SECURITIES AND EXCHANGE COMMISSION
     Form 4 or Form 5                                                     Washington, D.C. 20549
     obligations may continue.                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     See Instruction 1(b).

                                          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                      Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                                            of the Investment Company Act of 1940
----------------------------------------------------------------- -------------------------------------------------------------
1. Name and Address of Reporting Person           2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person
                                                                                                    to Issuer (Check all applicable)
                                                  SALES ONLINE DIRECT, INC.
                                                  -------------------------------------------
                                                  3. IRS or Social Security  4. Statement for
  STENGEL           MARC                 L.          Number of Reporting        Month/Year
-----------------------------------------------      Person (Voluntary)                          ____ Director        X  10% Owner
(Last)             (First)            (Middle)                                                                       ---

                                                                               SEPTEMBER 2001    ____ Officer (give  ___  Other
                                                                               --------------         title below)        (specify
                                                                               5. If Amendment,                           below)
  3743 BIRCH LANE                                                                 Date of Original
-----------------------------------------------                                   (Month/Year)        Chairman and Possible Deemed
                   (Street)                                                                           ----------------------------
                                                                                                      Member of Group*
                                                                                                      ---------------

 OWINGS MILLS       MD                 21117
----------------------------------------------                                                        ----------------------------
(City)           (State)               (Zip)                                                          7. Individual or Joint/Group
                                                                                                         Filing (Check Applicable)
                                                                                                         Line
                                                                                                       X  Form filed by One
                                                                                                      --- Reporting Person
                                                                                                          Form filed by More than
                                                                                                      --- One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------

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

                    Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security        2. Trans-     3. Trans-     4. Securities Acquired (A)  5. Amount of       6. Owner-       7. Nature
   (Instr. 3)                  action        action        or Disposed of (D)          Securities         ship            of In-
COMMON STOCK, PAR VALUE        Date          Code          (Instr. 3, 4 and 5)         Beneficially       Form:           direct
$0.001 PER SHARE               (Month/       (Instr. 8)                                Owned at           Direct          Bene-
                               Day/                                                    End of             (D) or          ficial
                               Year)                                                   Month              Indirect        Owner-
                                                                                       (Instr. 3          (I)             ship
                                                                                       and 4)             (Instr. 4)      (Instr. 4
                                          ----------------------------------------
                                           Code      V    Amount  (A) o      Price     9,136,119
                                                                   (D)
----------------------------------------------------------------------------------------------------------------------------------
                            September 4,   Rule      J    20,000    D       $0.024                            D
                               2001       144(k)
----------------------------------------------------------------------------------------------------------------------------------
                            September      Rule      J    55,000    D        0.002                            D
                            10, 2001      144(k)
----------------------------------------------------------------------------------------------------------------------------------
                                           Rule      J     1,000    D        0.017                            D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
                            September      Rule      J    20,000    D        0.015                            D
                            17, 2001      144(k)
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
                                           Rule      J    22,000    D        0.016                            D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
                            September      Rule      J     2,000    D        0.016                            D
                            20, 2001      144(k)
----------------------------------------------------------------------------------------------------------------------------------
                                           Rule      J    20,000    D        0.0165                           D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
                                           Rule      J    22,000    D        0.017                            D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
                            September      Rule      J     5,000    D        0.012                            D
                            21, 2001      144(k)
----------------------------------------------------------------------------------------------------------------------------------
                                           Rule      J    21,000    D        0.015                            D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
                            September      Rule      J     1,000    D        0.012                            D
                            24, 2001      144(k)
----------------------------------------------------------------------------------------------------------------------------------
                                           Rule      J    61,000    D        0.013                            D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
                            September      Rule      J     1,000    D        0.014                            D
                            26, 2001      144(k)
----------------------------------------------------------------------------------------------------------------------------------
                                           Rule      J    25,000    D        0.015                            D
                                          144(k)
----------------------------------------------------------------------------------------------------------------------------------
                            September      Rule      J    20,000    D        0.014                            D
                            27, 2001      144(k)
----------------------------------------------------------------------------------------------------------------------------------
                            September      Rule      J    20,000    D        0.012                            D
                            28, 2001      144(k)
----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.            Page 2of 3
                                                   (Print or Type Response)                                          SEC 1474(7-96)



FORM 4 (continued)                                   Table II -- Derivative Securities
                                           Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of  2. Conver-  3. Trans- 4. Transac- 5. Number of  6. Date Exer-  7. Title and  8. Price  9. Number  10. Owner- 11. Na-
   Deriv-       sion or     action    tion        Derivative    cisable and    Amount of     of        of          ship       ture
   ative        Exercise    Date      Code        Securities    Expiration     Underlying    Deriv-    Deriv-      Form       of In-
   Security     Price of              (Instr.     Acquired (A)  Date (Month/   Securities    ative     ative       of         direct
   (Instr. 3)   Deriv-      (Month/   8)          or Disposed   Day/Year)      (Instr. 3     Secur-    Secur-      Deriv-     Bene-
                ative       Day/                  of D)                        and 4)        ity       ities       ative      Ficial
                Security    Year)                 (Instr. 3,                                 (Instr.   Bene-       Secu-      Own-
                                                  4, and 5)                                  5)        ficially    rity:      ership
                                                             ---------------------------------
                                                             Date     Expira-
                                                             Exer-    tion          Amount or
                                                             cisable  Date   Title  Number of
                                                                                    Shares
                                                             -------  ----- ------- --------- -------- ----------  --------   -----
                                    Code    V   (A)  (D)
------------ ----------  --------- ------- ---- ---- ----    -------  ----- ------- --------- -------- ----------  --------   -----

------------ ----------  --------- ------- --- ---- -----    -------  ----- ------- --------- -------- ----------  --------   -----

------------ ----------  --------- ------- --- ---- -----    -------  ----- ------- --------- -------- ----------  --------   -----

------------ ----------  --------- ------- --- ---- -----    -------  ----- ------- --------- -------- ----------  --------   -----

------------ ----------  --------- ------- --- ---- -----    -------  ----- ------- --------- -------- ----------  --------   -----
If the form is filed by more than reporting person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:



**Intentional misstatements or omissions of facts                     /s/ Marc L. Stengel
  constitute Federal Criminal Violations.                             ______________________________________    October 2, 2001
--------------------------------------------------------------------------------------------------------------------------------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           **Signature of Reporting Person                Date

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, see Instruction 6 for procedure.

                                                                                                                     Page 3 of 3

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